EXHIBIT 10.3


                          SCITEX DIGITAL PRINTING, INC.

         DISTRIBUTOR/RESELLER PURCHASE AGREEMENT


This Agreement is made and entered into this 6th day of October, 1998 ("Effective Date") by and between Scitex Digital Printing, Inc., 3000 Research Blvd., Dayton, Ohio 45420 ( "Distributor" hereafter "Buyer"), and Research, Inc., 6425 Flying Cloud Drive, Eden Prairie, Minnesota 55344 (hereafter "Seller").

                                  I. AGREEMENT

1.01 Appointment. Seller develops and manufactures dryers and system integration elements (hereafter "Products") for integration with Buyer's ink jet printing equipment (hereafter "Equipment"). Seller authorizes Buyer to purchase, inventory, promote, market and resell Products as described in Exhibits A and B. The Products listed in Exhibits A and B are intended to include all the Research, Inc. products to be sold with Scitex Digital Printing, Inc. equipment. This list will be amended from time to time. Products that are not specifically listed, but that are a part of the Research, Inc. product offering intended for use with Scitex equipment, are considered to be a part of Exhibits A and B. Combination of Products and Equipment shall be hereafter referred to as "System". Buyer hereby accepts this appointment subject to the terms and conditions of this Agreement, including those terms, conditions, limitations and procedures set out in the exhibits which are an integral part of this Agreement.

1.02 Buyer's Rights. Seller agrees to grant Buyer exclusive, world-wide rights to buy the Products in Exhibit A, and non-exclusive, world-wide rights to buy the products in Exhibit B, when used with Buyer's Equipment.

         Buyer retains all rights to Equipment and to technical data and information relating to Equipment, whether patentable or not, arising out of or evolving as a result of Seller rendering engineering services to Equipment and designing Products for Buyer's use. Seller agrees not to enforce against Buyer or customers of Buyer any patent rights the scope of which includes a system utilizing Products delivered hereunder by Seller and which relates to an invention made by or for Buyer on a date subsequent to the date of Buyer's offer hereunder.

         Seller will not sell Products in Exhibit A for connection to any of Buyer's equipment without the prior written consent of Buyer.

1.03 Distributor Definition. Buyer certifies that it will purchase Products to integrate with its Equipment to make a System for resale

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         to its customers, or to upgrade products of Seller, previously purchased by Buyer's customers.

1.04 Right to Appoint Resellers. Buyer shall have the right to appoint resellers within the Territory provided that each reseller be bound by the following terms and conditions:

         That the reseller be limited to a specified territory; that the reseller be limited to sales to end users under the applicable terms and conditions of this Agreement. Buyer agrees to exercise prudent business management to ensure that each reseller acts in accordance with the terms and conditions of its agreement with Seller.


                               II. BUYER'S DUTIES

2.01 Equipment for Developmental Use. Buyer may from time to time provide Equipment to Seller for Seller's use in developing and testing new Products for use with Buyer's Equipment. Buyer will support such Equipment, as described in Exhibit D, at Seller's site. Such Equipment shall be provided for developmental use only by Seller. Buyer shall retain all rights to such Equipment.

2.02 Beta Tests. Any new Products developed by Seller may be installed in at least one Beta site to test the use of System in a live customer environment.

2.03 Sale of Beta Test Systems. Should Beta Test result in purchase of System, Seller will be reimbursed for Products and the terms and conditions of sale for Systems will be the responsibility of Buyer.

2.04     Forecasts. See Exhibit F.


                III. SELLER'S RIGHTS, DUTIES AND SUPPORT TO BUYER

3.01 Qualification Tests. Seller will perform qualification testing as required by Buyer and defined in Exhibit E.

3.02 Beta Tests. Seller, with Buyer's assistance, shall install and support Products at customer sites during Beta Tests under the terms and conditions of a separate Beta Test Agreement which will be mutually agreed to by Buyer and Seller.

3.03 Sales Training. Seller will provide sales training on new Products to Buyer on or around the time of delivery of such new Products. Seller will also provide continuing sales advisory assistance for special or custom applications.

3.04 Maintenance Support Services. Seller will provide maintenance services to Buyer according to the provisions of Section VII of this Agreement.

3.05 Documentation. Seller will provide one copy each of Installation, Operator's, and Maintenance Manuals with each unit shipped.

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         Additional copies of manuals may be purchased at the same discount level Buyer receives on Products.

3.06 Finder's Fee. In the event Buyer agrees to allow Seller to sell Products in Exhibit A directly to Buyer's distributors or customers, Seller agrees to pay Buyer a Finder's Fee that will not exceed ten percent (10%) of the sales price of the Products purchased by said distributors or customers. The amount of the Finder's Fee will be negotiated prior to the sale to distributors or customers.

3.07 Inventory. Seller will maintain inventory of Products and provide direct shipment to Buyer's customers as directed by Buyer, according to Exhibit F.


                             IV. PRICING AND PAYMENT

4.01 Pricing. Buyer will purchase Products at the discounts set forth in Exhibit C. Discounts will be based upon Seller's published list prices. List prices are understood to be the prices at which dryers are sold to most end-users. Seller shall notify Buyer sixty (60) days in advance of any price increase on Products. Prices shall not be increased more than a maximum of five percent (5%) of aggregate Product price in any 12-month period.

4.02 Inventory Protection. Should Buyer elect to maintain inventory in the future and in the event Seller puts into effect a general price decrease for any standard Product, Seller will so notify Buyer and will grant a corresponding retroactive price decrease on any such unmodified, standard Seller's Product in Buyer's inventory (or in the process of being shipped to Buyer), which had been shipped to Buyer by Seller within ninety (90) days of the effective date of the price decrease. Seller will grant such decrease by crediting Buyer's account with an amount equal to the number of such Product times the difference between the price each unit of Product was sold to Buyer for, less any prior credits granted by Seller, and the new price of each such Product. To obtain such retroactive price decrease Buyer must submit to Seller, within 30 days of the effective date of the price decrease, an inventory report itemizing all such Product received from Seller within the subject 90-day period. Upon verification by Seller of the inventory report, Buyer's account will be credited by Seller.

4.03     Payment. Buyer agrees to pay for Products per the following schedule:

                  Prompt payment discount of two percent (2%) 10 days or net 30 days from the date of invoice which shall be dated on or after the date of shipment.

4.04 Taxes. Buyer shall pay any and all applicable sales, use or excise taxes, or any other charges levied by federal, state, county, city or other governmental authority relating to the purchase of Products. Buyer will supply to Seller any appropriate tax exemption certificates. Such taxes will be charged by Seller to Buyer until Buyer supplies Seller with the appropriate exemption certificates. On shipments outside of the United States, all required import

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         duties, licenses, taxes, and fees shall be payable by Buyer in addition to stated prices.


                              V. PURCHASES BY BUYER

5.01 Purchase Orders. All purchases made under this Agreement will be authorized only upon issuance of Buyer's written purchase order to Seller which shall expressly reference this Agreement and shall include: model number of Products to be purchased; quantity, routing instructions; requested delivery schedule; destination; confirmation of price; and purchase order number.

5.02 Use of Buyer's Purchase Order. In the event that Buyer uses its standard purchase order form for orders, said orders, change orders or notices will be governed by the terms and conditions of this Agreement, and any term or condition set forth in such standard form which is inconsistent with or in addition to the terms and conditions of this Agreement shall have no force or effect.

5.03 Cancellation and Reschedule of Orders. Buyer may cancel or reschedule any purchase order for Products according to Exhibit F.


                                  VI. DELIVERY

6.01 Shipment. All shipments of Products to Buyer or Buyer's customer shall be F.O.B. Seller's dock or distribution facility.


                VII. MAINTENANCE SUPPORT SERVICES AND SPARE PARTS

7.01 Service By Buyer. Buyer will install Products and perform warranty service.

         Buyer will promptly report to Seller:

         (a) Any complaint about, or customer requirements for, Products that Buyer cannot immediately remedy or satisfy or finds difficult to remedy or satisfy, and

         (b)      Any recurring complaint regarding Products, and

         (c) All incidents that result in personal injury and/or property damage involving Products.

7.02 Maintenance Training by Seller. Seller agrees to train Buyer's Service Technician Trainer in the maintenance of Products to ensure that Buyer's service representatives can then be trained to properly service Products.

7.03 Service Support by Seller. Seller will provide service support on Products for Buyer and/or Buyer's customers, when required, at Seller's then-current service rates.

7.04 Spare Parts. Seller will make spare parts for Products and service support (as defined in 7.04) available to Buyer for a period of seven

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         (7) years after final shipment of Product has ceased. Seller will also provide Buyer with notification and the opportunity of a last-time buy on such spare parts.

7.05 Spares Prices. Seller's prices for spare parts shall be in accordance with its Spare Parts Price List in effect at the time of receipt of Buyer's purchase order, less any applicable discounts.


                                 VIII. WARRANTY

8.01. Warranty. Seller warrants to Buyer and the end-user that new Products will perform according to Seller's written specifications and are free of defects in materials and workmanship for a period of one year from the date of installation. Replacement parts and accessories will be warranted for a period of one year from the date of shipment except for normally "expendable parts".

         If a defect is discovered during the applicable warranty period, Buyer will send Seller prompt written notice describing Product, including the date and place of original purchase and installation, and the problem. Seller will replace the defective part (except for normally expendable parts) free of charge. Buyer will retain any part alleged to be defective for sixty (60) days after notice for Seller's inspection or, at Seller's request, will forward the part to Seller.

         Buyer will return Product or part to Seller. Seller will pay shipping charges incurred to return Product or part to Buyer.


                  IX. PRODUCT MODIFICATIONS AND DISCONTINUANCE

9.01 Modifications. Seller will obtain Buyer's written agreement prior to making any modifications that affect form, fit or function of Products. Buyer will notify Seller of any changes affecting mechanical or electrical interface of Equipment to Products.

9.02 Product Discontinuance. Seller has the right to discontinue the manufacture and supply of any Products effective one (1) year after written notice of discontinuance to Buyer. If Seller discontinues manufacture of any Product, Seller shall, at Buyer's request, provide all documentation and drawings, and sell all manufacturing tooling to Buyer, and provide Buyer the right to manufacture Products.


                                  X. INDEMNITY

10.01 Patent Indemnity. Seller shall indemnify and defend Buyer and the end-user against any claim or suit for alleged infringement of any patent arising from the sale or use by Buyer of Products designed and manufactured by Seller, provided that Buyer promptly notifies Seller of the claim and authorizes Seller to control and/or conduct the defense thereof. Should any such claim prove successful, Seller agrees to assume responsibility for any judgment awarded by a court of last resort or settlement cost consented to by Seller provided Buyer has provided the notifications described above. In addition,

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         Seller shall attempt to negotiate feasible means to enable Buyer to continue to purchase and use the same or equivalent Product, or, as a last recourse, will take back the infringing Product and refund the purchase price. If Buyer does not consent to such removal, Buyer shall notify Seller thereof in writing and may continue using Product in which event Buyer shall, at its expense, undertake the defense of any action against Buyer and shall indemnify Seller in respect of any costs or damages attributable to such continued use and Seller may participate, at its expense, in the defense of any such action (against Buyer). The foregoing sets forth the entire agreement of Seller for patent indemnity.


                               XI. CONFIDENTIALITY

11.01 Information. Each party shall, for a five (5) year period following the date of disclosure, hold as being confidential and proprietary to the other party all technical and business information which has or will come into the possession or knowledge of each about the other and which has been designated in writing within thirty (30) days of disclosure as confidential and proprietary. Such information may be disclosed to others only with the prior written consent of the other party. Before disclosing any confidential and proprietary information, the disclosing party agrees to inform the other party of the nature of the information to be disclosed, and the other party has the option of whether or not to receive the confidential and proprietary information from the disclosing party. After disclosure, the receiving party agrees not to disclose the information to any other party, nor make use of the information thereof other than for the performance of this Agreement. Neither party shall be obligated to protect information designated as confidential in the event such confidential information:

         (1) as already known to such party at the time of the Effective Date of this Agreement, (unless prior to the Effective Date of the Agreement such information was designated as being confidential), or

         (2) was known or was generally available to the public at the time of or subsequent to its disclosure hereunder, or

         (3) becomes known or generally available to any third party due to the willful conduct of the party so designating such information as being confidential, or

         (4) is disclosed to the recipient by a third party who is not in default of any confidentiality obligation to the disclosing party hereunder; or

         (5) is developed by or on behalf of the receiving party, without reliance on confidential information received hereunder.


                        XII. TERM RENEWAL AND TERMINATION

12.01 Term and Renewal. Subject to earlier termination pursuant to Paragraph 12.02, the term of this Agreement shall be for a period of

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         two years commencing on the Effective Date and continuing for successive twelve-month periods thereafter unless either party receives from the other, at least sixty (60) days prior to the end of the current term, written notification of its intention not to renew for an additional twelve-month period.

12.02 Termination for Cause. Either party may terminate this Agreement upon written notice of termination to the other party for any of the events given in 12.03 through 12.05.

12.03 Material Breach. The other party materially breaches this Agreement and such breach remains uncured for thirty (30) days following written notice specifying the breach from the terminating party unless the other party has undertaken commercially reasonable steps to cure the breach.

12.04 Delays. Any cause set forth in Section 13.03 which delays the other party's performance for more than ninety (90) days.

12.05 Bankruptcy. A petition for relief under any bankruptcy legislation is filed by or against the other party, or the other party makes an assignment for the benefit of creditors, or a receiver is appointed for all or a substantial part of the other party's assets, and such petition, assignment or appointment is not dismissed or vacated within thirty (30) days.

12.06 Effect of Termination or Expiration. In the event of any termination or expiration of this Agreement:

         (a) Neither party shall be liable to the other for any damage, expenditures, loss of profits or prospective profits of any kind or nature sustained or arising out of or alleged to have arisen out of such termination or expiration. Termination or expiration of this Agreement shall not, however, relieve or release either party from making payments which may be owing to the other party under the terms of this Agreement, or from its obligations to perform any duties or take any action which by the terms of this Agreement require performance subsequent to such termination.

         (b) Upon termination of this Agreement for any reason, Buyer agrees to give Seller first right of refusal to purchase Buyer's inventory of Products at terms to be mutually agreed upon. Seller agrees to exercise this right to purchase products within thirty (30) days of termination of the Agreement.


                            XIII. GENERAL PROVISIONS

13.01 Notices. Any notice which may be or is required to be given under this Agreement shall be written. All written notices shall be sent by registered or certified mail, postage prepaid, return receipt requested. All such notices shall be deemed to have been given five days after mailing, addressed in the manner indicated below or at such other addresses as the parties may from time to time notify each other of:

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        SELLER:                              BUYER:

        Research, Inc.                       Scitex Digital Printing, Inc.

        6425 Flying Cloud Avenue             Purchasing Department

        Eden Prairie, Minnesota 55344        3000 Research Blvd.

        Attention: Bruce Bailey,             Dayton, Ohio 45420

        Vice President, Drying Division      Attention: Charles E. Bechter,
                                             Buyer

13.02 Publicity. Neither party shall issue a press release or other like publicity of any nature regarding this Agreement without the other party's prior written approval, which approval shall not be unreasonably withheld. However, such approval shall be deemed to have been given to the extent such disclosure is required to comply with governmental requirements. In such event, the publishing party shall review the text of such disclosure with the other party prior to such disclosure.

13.03 Force Majeure. Neither party shall be liable to the other for its failure to perform any of its obligations hereunder during any period in which such performance is delayed by circumstances beyond its reasonable control including, but not limited to, fire, flood, war, embargo, strike, riot, act of the other party, inability to secure materials and transportation facilities, or the intervention of any governmental authority. If such delaying cause shall continue for more than ninety (90) days, the party injured by the inability of the other to perform shall have the right upon written notice to either (1) terminate the Agreement with respect to materials not already shipped, or (2) treat this Agreement as suspended during the delay and reduce any commitment in proportion to the duration of the delay.

13.04 Amendment. This Agreement may be amended only by written amendment duly signed by authorized representatives of both parties.

13.05 Entire Agreement. This Agreement constitutes the entire agreement of the parties as to the subject matter hereof, and supersedes any and all prior oral or written understandings and agreements including purchase orders.

13.06 Assignment. This Agreement may not be assigned by the Seller without the prior written consent of Buyer.

13.07 Severability. If any provision of this Agreement is held invalid by any law, rule, order or regulation of any government, or by the final determination of any state or federal court, such invalidity shall not affect the enforceability of any other provisions not held to be invalid.

13.08 Omissions. Any delay or omission by either party to exercise any right or remedy under this Agreement shall not be construed to be a waiver of any such right or remedy or any other right or remedy

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         hereunder. All of the rights of either party under this Agreement shall be cumulative and may be exercised separately or concurrently.

13.09 Governing Law. This Agreement and the sale of Products hereunder shall be governed by and construed within and in accordance with the laws of the State of Ohio.

13.10 Official Agreement. This Agreement becomes effective only upon execution by authorized representatives of both parties.





SCITEX DIGITAL PRINTING, INC.


By:       /s/ Hercules Mousidades           V. P., Mktg. & Business Development
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     (Signature)                            (Title)

     Hercules Mousiades                     October 6, 1998
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     (Typed Name)                           (Date)


RESEARCH, INC.


By:       /s/ Bruce Bailey                  Vice President, Dryer Division
     -----------------------------------    ------------------------------------
     (Signature)                            (Title)

     Bruce Bailey                           October 6, 1998
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     (Typed Name)                           (Date)